Exhibit 5.1

Stikeman Elliott LLP      Barristers & Solicitors

Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C., Canada V6C 2X8

Tel: (604) 631-1300    Fax: (604) 681-1825    www.stikeman.com

August 19, 2016

XBiotech Inc. 8201 E. Riverside Drive Building 4, Suite 100 Austin, TX 78744 USA

Ladies and Gentlemen:

Re: XBiotech Inc. – Registration Statement on Form S-3

We have acted as Canadian counsel to XBiotech Inc. (the “Company”), a British Columbia company, in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), of up to 7,000,000 common shares without par value in the capital of the Company (the “Common Shares”), which may be issued and sold by the Company as contemplated in the Registration Statement.

This opinion is being delivered in connection with the Registration Statement, accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For the purpose of giving this opinion we have examined, among other things, the Registration Statement and a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof with respect to certain factual matters. We have also considered such questions of law and examined such statutes, regulations, orders, certificates, records of corporate proceedings and other documents as we have considered necessary for the purpose of rendering this opinion.

In examining all documents and in providing our opinion below we have assumed that:

(a) all individuals had the requisite legal capacity;

(b) all signatures are genuine;

(c) all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e) all facts set forth in the certificates supplied by the officers of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof; and

(f) prior to the issuance and delivery of any Common Shares, the Company will receive the full consideration in respect of such Common Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

Based on and relying on the foregoing, we are of the opinion that when: (a) the issuance and sale of any Common Shares pursuant to the Registration Statement has been duly authorized by the board of directors of the Company, the Plan Shares; (b) the full consideration for the issuance fixed by the board of directors has been received by the Company; the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Yours truly,

“Stikeman Elliott LLP”